Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-194948 and 333-265983 on Form S-8 of Berkshire Hathaway Inc. of our report dated June 10, 2025, with respect to the statements of net assets available for benefits of The Nebraska Furniture Mart, Inc. Profit Sharing Plan as of December 31, 2024 and 2023, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of Form 5500, Schedule H, Line 4i- Schedule of Assets (Held at End of Year) as of December 31, 2024, which report appears in the December 31, 2024, annual report on Form 11-K of The Nebraska Furniture Mart, Inc. Profit Sharing Plan for the year ended December 31, 2024.

/s/ Whitley Penn LLP

Fort Worth, Texas

June 10, 2025

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